EXHIBIT 10.1
Certificate of Stock Option Grant

[Date]

Optionee
Address

This letter is to inform you of a stock option that has been granted to you through the Company’s 2008 Stock Incentive Plan. Effective _____________, you have been granted a Non-Qualified Stock Option to purchase XXXXX shares at $________ per share. This grant will expire on _______________. The following table will outline the vesting schedule associated with this option.

Vesting Start Date: ____________________

Shares    Vesting
Vest          Date

The above-named option holder should indicate acceptance to this Certificate of Stock Option Grant and the attached Stock Option Agreement by signing below and returning one copy. Retain the attached documents for your file.

OPTIONEE

Optionee    Date

LOJACK CORPORATION

Corporate Human Resources Authorization        Corporate Finance Authorization

Return to:
LoJack Corporate Human Resources
40 Pequot Way
Canton, MA 02021

LOJACK CORPORATION
LoJack Corporation 2008 Stock Incentive Plan
Stock Option Agreement
This Stock Option Agreement and the preceding Certificate of Stock Option Grant (the “Certificate”) (the “Certificate” and together with this document, the “Option Agreement”) made as of the date stated on the Certificate (the “Grant Date”) by and between LoJack Corporation, a Massachusetts corporation (the “Company”), and the Optionee.
WITNESSETH THAT:
WHEREAS, the Company has instituted the LoJack Corporation 2008 Stock Incentive Plan, as amended to date (the “Plan”); and
WHEREAS, the Compensation Committee (the “Committee”) has authorized the grant of a stock option upon the terms and conditions set forth below and pursuant to the Plan, a copy of which is attached hereto and incorporated herein;
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and the Optionee agree as follows.
1.Grant. Subject to the terms of the Plan and this Option Agreement, the Company hereby grants to the Optionee a stock option (the “Option”) to purchase from the Company the amount of Common Stock (“Stock”) shown on the Certificate. If so provided on the Certificate, this Option is intended to constitute an incentive stock option and to qualify for special federal income tax treatment under Section 422 of the Code.
2.    Grant Price. This Option may be exercised at the price per share shown on the Certificate, subject to adjustment as provided herein and in the Plan.
3.    Term and Exercisability of Option. This Option shall expire on the grant expiration date shown on the Certificate, unless the Option expires earlier pursuant to this Section 3 or any provision of the Plan. At any time before its expiration, this Option may be exercised to the extent vested, as shown on the Certificate, provided that:
(a)    at the time of exercise the Optionee is not in violation of any Employee Confidentiality and Non-Competition Agreement with the Company;
(b)    the Optionee’s employment, contractual or other service relationship with the Company (“Relationship”) must be in effect on a given date in order for any scheduled increment in vesting, as set forth in the vesting schedule on the Certificate, to become effective; and
(c)    except as otherwise provided in the Plan and in the next sentence, this Option may not be exercised after the termination of the Relationship between the Optionee and the Company. If the Company terminates the Relationship other than for Cause, the unexercised portion of the Option that is otherwise exercisable may be exercised for three (3) months following the date of termination, except that if the Relationship terminates by reason of the Optionee’s death or Disability, the unexercised portion of the Option that is otherwise exercisable on the date of termination of the Relationship shall remain exercisable thereafter for three (3) years (except that if so provided in the Certificate that this Option is intended to constitute an incentive stock option, one (1) year if the Relationship terminates by reasons of death or Disability).
For purposes of this Section 3, the term “Company” refers to the Company and all Subsidiaries, and the terms “Cause” and “Disability” shall have the meanings set forth in Section 5(g) of the Plan.
4.    Method of Exercise. Prior to its expiration and to the extent that the right to purchase shares of Stock has vested hereunder, this Option may be exercised from time to time by notice acceptable to the Company stating the number of shares with respect to which this Option is being exercised and accompanied by payment of the option price by certified or bank check or money order or, with the approval of the Committee, as otherwise provided in Section 5(c) of the Plan. The Company, or the Committee, may from time to time designate one or more forms or methods of providing notice of the exercise of an Option and in that event the Optionee agrees to utilize such form or method. As soon as practicable after its receipt of such notice, the Company shall deliver certificates for such shares or uncertificated shares to the extent provided in Section 5(e) of the Plan; provided, however, that the time of such delivery may be postponed by the Company for such period as may be required for it with reasonable diligence to comply with any applicable requirements of law. If the Optionee (or other person entitled to exercise this Option) fails to pay for and accept delivery of all of the shares specified in such notice upon tender of delivery thereof, his right to exercise this Option with respect to such shares not paid for may be terminated by the Company.
5.    Withholding Taxes. The Optionee hereby agrees, as a condition to any exercise of this Option, to provide to the Company an amount sufficient to satisfy the Company’s obligation to withhold federal, state, local and other taxes arising by reason of such exercise (the “Withholding Amount”), if any, by (a) authorizing the Company and/or any Subsidiary to withhold the Withholding Amount from his cash compensation or (b) remitting the Withholding Amount to the Company in cash; provided, however, that to the extent that the Withholding Amount is not provided by one or a combination of such methods, the Company may at its election withhold from the Stock that would otherwise be delivered upon exercise of this Option that number of shares having a Fair Market Value (as defined in the Plan) on the date of exercise sufficient to eliminate any deficiency in the Withholding Amount; and provided, further, that the Fair Market Value (as defined in the Plan) of Stock withheld shall not exceed an amount in excess of the minimum required withholding.
6.    Non-assignability of Option. During the life of the Optionee, this Option shall be exercisable only by him or her, by a conservator or guardian duly appointed for him or her by reason of the Optionee’s incapacity or by the person appointed by the Optionee in a durable power of attorney acceptable to the Company’s counsel. This Option shall not be assignable or transferable by the Optionee except by will or by the laws of descent and distribution or as permitted by the Committee in its discretion pursuant to the second sentence of Section 5(h) of the Plan.
7.    Rights as Stockholder. The Optionee shall have no rights as a stockholder with respect to any shares covered by this Option until the date of issuance of a stock certificate to him for such shares. No adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.
8.    Termination or Amendment of Plan. The Board of Directors may terminate or amend the Plan at any time. No such termination or amendment will affect rights and obligations under this Option, to the extent it is then in effect and unexercised.
9.    Effect Upon Employment and Performance of Services. Nothing in this Option or the Plan shall be construed to impose any obligation upon the Company or any Subsidiary to employ or utilize the services of the Optionee or to retain the Optionee in its employ or to engage or retain the services of the Optionee.
10.    Time for Acceptance. Unless the Optionee shall evidence his or her acceptance of this Option by electronic or other execution of the Certificate within thirty (30) days after its delivery to him, the Option shall be null and void.
11.    Notice of Disqualifying Disposition. If the Option is designated as an incentive stock option on the Certificate, the Optionee agrees to notify the Company promptly in the event that he or she sells, transfers, exchanges or otherwise disposes of any shares of Stock issued upon exercise of the Option before the later of (a) the second anniversary of the date of grant of the Option and (b) the first anniversary of the date the shares were issued upon his or her exercise of the Option.
12.    Right of Repayment. In the event that the Optionee accepts employment with or provides services for a competitor of the Company within two (2) years after the date of exercise of this Option or any portion of it, the Optionee shall pay to the Company an amount equal to the excess of the Fair Market Value (as defined in the Plan) of the Stock as of the date of exercise over the price paid for such shares; provided, however, that the Committee in its discretion may release the Optionee from the requirement to make such payment, if the Committee determines that the Optionee’s acceptance of such employment or performance of such services is not inimical to the best interests of the Company. The Company may deduct the amount of payment due under the preceding sentence from any compensation or other amount payable by the Company to the Optionee. For purposes of this Section 12, the term “Company” refers to the Company and all Subsidiaries.
13.    General Provisions.
(a)    Amendment; Waivers. This Option Agreement, including the Plan, contains the full and complete understanding and agreement of the parties hereto as to the subject matter hereof, and except as otherwise permitted by the express terms of the Plan and this Option Agreement, it may not be modified or amended nor may any provision hereof be waived without a further written agreement duly signed by each of the parties; provided, however, that a modification or amendment that does not materially diminish the rights of the Optionee hereunder, as they may exist immediately before the effective date of the modification or amendment, shall be effective upon written notice of its provisions to the Optionee. The waiver by either of the parties hereto of any provision hereof in any instance shall not operate as a waiver of any other provision hereof or in any other instance.
(b)    Binding Effect. This Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, representatives, successors and assigns.
(c)    Governing Law. This Option Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the principles of conflicts of law.
(d)    Construction. This Option Agreement is to be construed in accordance with the terms of the Plan. In case of any conflict between the Plan and this Option Agreement, the Plan shall control. The titles of the sections of this Option Agreement and of the Plan are included for convenience only and shall not be construed as modifying or affecting their provisions. The masculine gender shall include both sexes; the singular shall include the plural and the plural the singular unless the context otherwise requires. Capitalized terms not defined herein shall have the meanings given to them in the Plan.
(e)    Notices. Any notice in connection with this Option Agreement shall be deemed to have been properly delivered if it is in writing and is delivered by hand or facsimile or sent by registered mail, postage prepaid, to the party addressed as follows, unless another address has been substituted by notice so given:
To the Optionee:    To his or her last address provided to the Company
To the Company:    LoJack Corporation
40 Pequot Way
Canton, MA 02021
Attn: Chief Financial Officer
14.    Data Privacy Consent. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Grantee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Grantee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Grantee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.

IN WITNESS WHEREOF, the Company has caused this Option Agreement to be issued as of the Grant Date set forth on the Certificate.
LOJACK CORPORATION
___________________________
Name:
Title: